Exhibit 99.1

RAPT Therapeutics Reports Fourth Quarter and Year End 2020 Financial Results

SOUTH SAN FRANCISCO, Calif. – March 11, 2021 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the fourth quarter and year ended December 31, 2020.

“In 2020, we achieved important advancements in clinical development for our two lead programs: FLX475 in oncology and RPT193 in inflammatory diseases,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “In November, we reported early evidence of clinical activity for FLX475, both as monotherapy and in combination with pembrolizumab, in multiple tumor types. These data helped us determine advancement of several cohorts in our multi-cohort, multi-indication Phase 1/2 trial. For RPT193, we continued enrolling our Phase 1b study of RPT193 in atopic dermatitis over the course of 2020 despite a brief pause early in the year because of the pandemic. Today, we are well positioned for key data readouts for both RPT193 and FLX475. We plan to report on the Phase 1b trial for RPT193 in the first half of 2021 and provide an update in the second half of 2021 on additional data generated with FLX475 in multiple cohorts that have sufficiently matured.”

Financial Results for the Fourth Quarter and Year Ended December 31, 2020

Fourth Quarter Ended December 31, 2020

Net loss for the fourth quarter of 2020 was $12.7 million, compared to $13.2 million for the fourth quarter of 2019.

Research and development expenses for the fourth quarter of 2020 were $10.9 million, compared to $10.2 million for the same period in 2019 due to increased clinical trial costs for FLX475 and RPT193, increased personnel costs and stock-based compensation expense and an increase in preclinical program costs, offset by a decrease in laboratory supplies spend.

General and administrative expenses for the fourth quarter of 2020 were $3.5 million, compared to $2.6 million for the same period of 2019. The increase was primarily due to increases in stock-based compensation expense, personnel costs, legal and accounting fees and insurance expense, offset by a decrease in consulting costs.

Year Ended December 31, 2020

Net loss for the year ended December 31, 2020 was $52.9 million, compared to $43.0 million for the same period in 2019.

Research and development expenses for the year ended December 31, 2020 were $45.5 million, compared to $34.9 million for the same period in 2019. The increase was primarily due to an increase in clinical trial costs relating to FLX475 and RPT193, increased preclinical program costs as well as increases in stock-based compensation and personnel expenses, offset by decreases in lab supplies and travel costs.

General and administrative expenses for the year ended December 31, 2020 were $12.8 million, compared to $8.7 million for the same period of 2019. The increase in general and administrative expenses was primarily due to increases in stock-based compensation expense, personnel costs and costs associated with our public company status, offset by a decrease in professional fee and travel costs.

As of December 31, 2020, the Company had cash and cash equivalents and marketable securities of $111.5 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about clinical development progress and the timing of results from clinical trials of FLX475 and RPT193. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-K filed with the Securities and Exchange Commission on March 11, 2021 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$1,302	$—	$5,042	$—
Operating expenses:
Research and development	10,904	10,190	45,485	34,910
General and administrative	3,483	2,625	12,771	8,719

Total operating expenses	14,387	12,815	58,256	43,629

Loss from operations	(13,085)	(12,815)	(53,214)	(43,629)
Other income, net	549	259	1,312	1,292

Net loss before taxes	(12,536)	(12,556)	(51,902)	(42,337)
Provision for income taxes	199	660	990	660

Net loss	$(12,735)	$(13,216)	$(52,892)	$(42,997)
Other comprehensive income (loss):
Foreign currency translation adjustment	(184)	7	(249)	24
Unrealized gain on marketable securities	(67)	—	52	—

Total comprehensive loss	$(12,986)	$(13,209)	$(53,089)	$(42,973)

Net loss per share, basic and diluted	$(0.52)	$(0.87)	$(2.19)	$(9.89)

Weighted average number of shares used in computing net loss per share, basic and diluted	24,582,616	15,255,118	24,134,305	4,346,400

RAPT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$24,918	$77,383
Marketable securities	86,592	—
Prepaid expenses and other current assets	4,088	3,123

Total current assets	115,598	80,506
Property and equipment, net	2,982	3,707
Other assets	389	389

Total assets	$118,969	$84,602

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,383	$1,143
Accrued expenses	4,935	3,642
Deferred revenue, current	4,096	4,000
Other current liabilities	328	471

Total current liabilities	11,742	9,256
Deferred revenue, net of current portion	863	—
Deferred rent, net of current portion	2,185	2,225

Total liabilities	14,790	11,481

Commitments
Stockholders’ equity:
Preferred stock, $0.0001 par value: 50,000,000 shares authorized; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 24,773,361 and 21,833,037 shares issued and outstanding at December 31, 2020 and 2019, respectively	2	2
Additional paid-in capital	319,196	235,049
Accumulated other comprehensive income (loss)	(177)	20
Accumulated deficit	(214,842)	(161,950)

Total stockholders’ equity	104,179	73,121

Total liabilities and stockholders’ equity	$118,969	$84,602